EXHIBIT 99.1

PRESS RELEASE

Contact:	Bill Foust	Pete Thompson
	770-569-4203	770-569-4277

SCHWEITZER-MAUDUIT ANNOUNCES RESTRUCTURING PLAN

Schweitzer-Mauduit International, Inc. (NYSE:SWM) today announced a three-part restructuring plan to reduce tobacco-related paper capacity in both France and the United States as well as reduce employment levels in Brazil. One production site in the United States and a paper machine in France will be shutdown. As a result of these actions, Schweitzer-Mauduit’s worldwide employment levels will be reduced by approximately 300 people, or 8 percent, including 170 employees in the United States, an expected 70 employees in France and 60 employees in Brazil. These restructuring activities are expected to be completed during 2008.

Upon full implementation, the annual pre-tax benefits of these three restructuring activities are estimated to be in the range of $9 - $11 million. Schweitzer-Mauduit projects pre-tax restructuring expenses in the range of $27 - $30 million as a result of these actions, comprised of $12 - $13 million in cash expenses and $15 - $17 million in non-cash charges. Approximately $19 million of these projected restructuring expenses are expected to be recorded during the third quarter of 2007.

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer, commented that, “Schweitzer-Mauduit evaluated options to address the impact on our operations from declining demand for traditional tobacco-related paper products in western Europe and North America. Further, significant strengthening of the Brazilian real to the U.S. dollar in recent years has negatively impacted our Brazilian unit’s profitability and cost competitiveness. These factors led to today’s announced actions. Though these steps are regrettable in terms of the impact on our employees and the communities in which our facilities operate, they are necessary to improve our business performance and long-term profitability.”

The three restructuring actions announced today include the shutdown of Schweitzer-Mauduit’s paper mill in Lee, Massachusetts beginning in May 2008, the expected idling of a base tipping paper machine at the Company’s mill in Malaucene, France by the end of 2008 and reductions that occurred in August 2007 in employment levels at the Company’s paper mill in Santanesia, Brazil. In total, four paper machines will be shutdown, including three in the United States and one in France. The production of certain tobacco-related paper products will transfer to Schweitzer-Mauduit’s other paper machines in Brazil, France and the United States.

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry. It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, saturating base papers, business forms and printing and packaging applications. Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,500 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia and Canada. For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.